UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 15, 2021
Date of Report (date of earliest event reported)

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia		1-31420	54-1821055
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway			23238
Richmond,	Virginia
(Address of Principal Executive Offices)			(Zip Code)
(804) 747-0422
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2021, CarMax, Inc. (the “Company”) and CarMax Auto Superstores, Inc. (“CASI” or the “Borrower”) entered into a term loan credit agreement (the “Credit Agreement”) with U.S. Bank National Association, as a lender and as administrative agent, and the other lenders party thereto.

The Credit Agreement provides for a term loan facility under which the Borrower has borrowed term loans in an aggregate principal amount of $700,000,000 (the “Term Loan Facility”). The Term Loan Facility will mature on October 15, 2026. The proceeds of the Term Loan Facility were used to pay down normal course borrowings under the Company’s $1.45 billion unsecured revolving credit facility and for other working capital and general corporate purposes. We continue to target an adjusted debt-to-total capital ratio in a range of 35% to 45%. The borrowings and other obligations under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries.

Borrowings under the Term Loan Facility will generally bear interest at a “Eurodollar Reference Rate”, plus an applicable margin. The Eurodollar Reference Rate is a rate per annum determined for the applicable interest period by reference to the London interbank offered rate (“LIBOR”), or if such rate is no longer available, a successor benchmark rate determined in accordance with customary LIBOR replacement provisions. Interest will generally be payable on the first business day of each calendar month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC.
(Registrant)

Dated: October 18, 2021	By: /s/ John M. Stuckey, III
John M. Stuckey, III
Vice President and Corporate Secretary